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EXHIBIT 10.17



                    DESCRIPTION OF ORAL CONSULTING AGREEMENT


                     BETWEEN REGISTRANT AND HOWARD ORINGER



     Mr. Oringer and the Registrant have agreed that the Registrant will pay Mr. Oringer $10,000 in cash per month for Mr. Oringer's consulting services, which are provided by Mr. Oringer upon demand by the Company. The subject matter of such consulting services is any subject related to the Company's business or prospective business. Mr. Oringer has not committed to provide a minimum number of hours, nor is the Company limited to any maximum number of hours in any time period. This agreement has been in effect since fiscal 1995. In fiscal 1994, Mr. Oringer was paid $5,000 per month pursuant to a similar agreement.